Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Ping Identity Holding Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$2,698,452,848(1)(2)	0.0000927	$250,146.58(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$2,698,452,848
Total Fees Due for Filing			$250,146.58
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$250,146.58

(1)
In accordance with Exchange Act Rule 0-11, the maximum number of securities of Ping Identity Holding Corp. (“Ping Identity”) to which this transaction applies is estimated, as of August 22, 2022, to be 95,404,613, which consists of (A) 86,270,334 outstanding shares of common stock, $0.001 par value per share, of Ping Identity (“Ping Identity common stock”); (B) 5,944,779 shares of Ping Identity common stock underlying outstanding RSUs (as defined herein); (C) 971,976 shares of Ping Identity common stock underlying outstanding PSUs (as defined herein) based on target level achievement; and (D) Options (as defined herein) to purchase 2,217,524 shares of Ping Identity common stock entitled to receive the consideration of $19.22 per share (the difference between $28.50 and the weighted average exercise price of $9.28 per share) in connection with the transaction.

(2)
In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of August 22, 2022, based on the sum of (A) 93,187,089 shares of Ping Identity common stock (including 86,270,334 outstanding shares of Ping Identity common stock, 5,944,779 shares of Ping Identity common stock underlying outstanding RSUs, and 971,976 shares of Ping Identity common stock underlying outstanding PSUs based on target level achievement) multiplied by $28.50 per share; and (B) Options to purchase 2,217,524 shares of Ping Identity common stock multiplied by $19.22 (the difference between $28.50 and the weighted average exercise price of $9.28 per share).

(3)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.